Exhibit 5.2

CONSENT OF ENGINEER

To: NexGen Energy Ltd.

In connection with the Registration Statement on Form F-10 of NexGen Energy Ltd. (the “Registration Statement”), we hereby consent to the references in the Registration Statement to our firm’s name and to the inclusion of extracts from or summaries of sections for which we have assumed responsibility in the report entitled titled “Arrow Deposit, Rook I Project, Saskatchewan, NI 43-101 Technical Report on Feasibility Study”, with an effective date of February 22, 2021, and as amended and restated on March 10, 2021.

Dated: October 1, 2025

/s/ Wood Canada Limited
Wood Canada Limited